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                          January 11, 2023

       Matthew Galvanoni
       Chief Financial Officer
       PILGRIMS PRIDE CORP
       1770 Promontory Circle
       Greeley, Colorado 80634

                                                        Re: PILGRIMS PRIDE CORP
                                                            Registration
Statement on Form S-4
                                                            Filed December 23,
2022
                                                            File No. 333-268974

       Dear Matthew Galvanoni:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing